Exhibit 10d

THE L. S. STARRETT COMPANY

EMPLOYEE STOCK OWNERSHIP PLAN

AND TRUST AGREEMENT

(Amended and Restated July 1, 2010)

Article 1.	Introduction.	2
	1.1. Restatement of Plan.	2
	1.2. Purpose and nature of Plan.	2
Article 2.	Definitions.	3
Article 3.	Administration.	8
	3.1. Retirement Committee.	8
	3.2. Powers.	8
	3.3. Examination of Plan records.	9
	3.4. Claims and review procedures.	9
	3.5. Nondiscriminatory exercise of authority.	9
	3.6. Reliance on tables, etc.	9
	3.7. Report to the Board.	9
	3.8. Indemnification of Retirement Committee.	9
	3.9. Named Fiduciary.	9
Article 4.	Participation.	10
	4.1. Date of Participation.	10
	4.2. Reemployment of Participant.	10
	4.3. Duration of participation.	10
Article 5.	ESOP Loans & Leveraged Acquisitions.	11
	5.1. ESOP Loans.	11
	5.2. Use of ESOP Loan proceeds.	11
	5.3. Liability and collateral on ESOP Loan.	11
	5.4. Default.	11
	5.5. Rate of interest.	11
	5.6. Release of collateral for ESOP Loan.	12
Article 6.	Contributions to the Trust.	13
	6.1. Amount of Participating Employer contributions.	13
	6.2. Time of making Participating Employer contributions.	13
	6.3. Advice to Trustee if contribution not to be made.	13
	6.4. Return of contributions.	13
	6.5. No Employee contributions.	14
Article 7.	Suspense Account and Participants’ Accounts.	15
	7.1. Suspense account.	15
	7.2. Individual accounts.	15
	7.3. Order of adjustments to accounts.	15
	7.4. Adjustment for income, expenses, gain or loss.	16
	7.5. Allocations to accounts.	16
	7.6. Limitations.	17
	7.7. Report to Participants.	17
	7.8. Independent Appraisal.	18
	7.9. Diversification of Investments by Certain Participants over Age 55.	18
Article 8.	Vested Benefits.	19
	8.1. Normal retirement.	19
	8.2. Late retirement.	19
	8.3. Special vesting rules for certain early retirements.	19
	8.4. Other termination of employment.	19
	8.5. Election of former vesting schedule.	19

	8.6. Forfeitures.	20
	8.7. Adjustment.	20
	8.8. Designation of Beneficiary.	20
Article 9.	Distribution of Benefits.	22
	9.1. Distribution of Stock.	22
	9.2. Notice to Trustee.	22
	9.3. Timing of distributions.	22
	9.4. Put Option.	24
	9.5. Right of first refusal.	24
	9.6. Direct Rollovers.	24
	9.7. Transfers to Retirement Plan.	25
Article 10.	Concerning the Trust and the Trustee.	27
	10.1. Trust Fund.	27
	10.2. Investment of Trust Fund.	27
	10.3. Voting of Stock.	27
	10.4. Powers of Trustee.	27
	10.5. Reliance by Trustee on other persons.	28
	10.6. Consultation by Trustee with counsel.	28
	10.7. Accounts.	29
	10.8. Approval of accounts.	29
	10.9. Resignation of Trustee.	29
	10.10. Removal of Trustee.	29
	10.11. Appointment of successor or additional Trustee.	29
	10.12. Compensation of Trustee and expenses of Trust.	29
	10.13. Disputes as to persons entitled to payment.	30
	10.14. Action by majority vote.	30
	10.15. Indemnification of Trustee.	30
Article 11.	Top Heavy Provisions.	31
	11.1. Special contribution for top heavy Plan Years.	31
	11.2. Special top-heavy vesting.	31
	11.3. Definitions.	32
Article 12.	Amendment and Termination.	34
	12.1. Amendment.	34
	12.2. Termination.	34
	12.3. Distributions upon termination of the Plan.	34
	12.4. Merger or consolidation of Plan; transfer of Plan assets.	35
Article 13.	Miscellaneous.	36
	13.1. Limitation of rights.	36
	13.2. Nonalienability of benefits.	36
	13.3. Payment under Qualified Domestic Relations Orders.	36
	13.4. Certain Distribution Requirements.	36
	13.5. Information between Retirement Committee and Trustee.	37
	13.6. Military Service.	37
	13.7. Governing law.	37
Article 14.	Minimum Required Distributions.	37
	14.1. General Rules Regarding Minimum Required Distributions.	37
	14.2. Time and Manner of Minimum Required Distribution.	38
	14.3. Definitions.	39

The L. S. Starrett Company
Employee Stock Ownership
Plan and Trust Agreement (January 1, 2011 Amendment and Restatement)

THIS AGREEMENT made this 21st day of December, 2010 by and between The L. S. Starrett Company, a corporation duly organized and existing under the laws of Massachusetts (the “Company”), and Harold J. Bacon, Francis J. O’Brien, and Douglas A. Starrett as Trustees:

W I T N E S S E T H  T H A T:

WHEREAS the Company has heretofore adopted The L. S. Starrett Company Employee Stock Ownership Plan (the “Plan”) and the Trust Agreement associated therewith; and

WHEREAS the Company desires to amend and restate said Plan and Trust Agreement to read as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed by and between the Company and the Trustees that pursuant to the provisions of Article 12 of the Plan, said Plan be and it hereby is amended in its entirety, effective as of the date or dates set forth in Section 1.1 below, to read as follows:

Article 1.              Introduction.

1.1.  Restatement of Plan.  The L. S. Starrett Company Employee Stock Ownership Plan and Trust Agreement was originally established in 1984 and has since been amended and restated on several occasions.  The amendment and restatement set forth below is intended to take effect from and after July 1, 2010; provided, that those provisions of the Plan that reflect changes in the law (including the Code), regulations and other Treasury or Department of Labor guidance applicable to the Plan (each, a “law change”) shall have effect, retroactively where applicable, from and after the effective date of the law change.  Except as otherwise specifically provided herein, the rights and benefits, if any, of an individual who was a Participant in the Plan and who ceased to be an Eligible Employee prior to the Effective Date, and who does not subsequently become an Eligible Employee, will be determined in accordance with the provisions of the Plan as in effect on the date he or she ceased to be an Eligible Employee.

1.2.  Purpose and nature of Plan.  The purpose of this Plan is to enable participating Employees to share in the growth and prosperity of the Company and, in conjunction with The Retirement Plan for Employees of The L. S. Starrett Company, to provide them with an opportunity to accumulate capital for future economic security.  The Plan is intended to do this without any deductions from the Participant’s paychecks and without calling on the Participants to invest their personal savings.  The Plan is intended to qualify as an employee stock ownership plan under Section 4975(e)(7) of the Code, and its Trust is intended to qualify as a tax-exempt trust under Section 501(a) of the Code.  Both the Plan and the Trust, as herein amended and restated, are a continuation of an arrangement established prior to 1987 and shall be so construed for purposes of the effective-date provisions applicable to Section 407(d)(3)(C) and Section 407(d)(9) of ERISA.  The assets held in trust under the Plan will be invested in stock of The L. S. Starrett Company.  Subject to the provisions of Sections 6.4, 7.6 and 13.3, no part of the corpus or income of the trust maintained under the Plan will be used for or diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary.

Article 2.              Definitions.

Wherever used herein, the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1.  “Absence from Service” means, in the case of each Employee, a period of absence from service with the Employer for any reason other than a quit, discharge, retirement or death, such as vacation, holiday, lay off, disability or Leave of Absence.

2.2.  “Affiliated Company” means (i) any corporation (other than the Company) after it becomes a member of a controlled group of corporations (as defined in Section 414(b) of the Code) with the Company, (ii) any trade or business (other than the Company), whether or not incorporated, after it comes under common control (as defined in Section 414(c) of the Code) with the Company; (iii) any trade or business (other than the Company) after that trade or business becomes a member of an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is also a member, (iv) any entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code; and (v) any other corporation, trade or business after the Board in its discretion declares it to be an “Affiliated Company”.  For purposes of applying Sections 414(b) and 414(c) of the Code to Section 7.6, relating to limitations on annual additions, the special rule of Section 415(h) of the Code shall apply.

2.3.  “Beneficiary” means the person or persons entitled under Section 8.8 to receive benefits under the Plan upon the Participant’s death.

2.4.  “Board” means the Board of Directors of the Company.  The Board may designate a person or persons (including a committee) to carry out any fiduciary responsibilities of the Company or the Board under the Plan, any such designation to be made in accordance with Section 405 of ERISA.

2.5.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6.  “Company” means The L. S. Starrett Company and any successor to all or a major portion of its assets or business which assumes the obligations of the Company under the Plan.  The Company will be the “plan administrator” for purposes of ERISA, but has established the Retirement Committee to perform such administrative functions under the Plan as are hereinafter specified.

2.7.  “Compensation” means the basic remuneration received by a Participant from a Participating Employer during the Plan Year of reference for services rendered while a Participant, including salary or wages and elective contributions to a plan pursuant to a cash or deferred arrangement within the meaning of Section 401(k) of the Code or pursuant to an election under Section 125 or section 132(f) of the Code, but not including bonuses, overtime pay, commissions, incentive compensation and (except as otherwise specifically provided above) contributions under the Plan or any group insurance or other employee pension or welfare benefit plan established or maintained by a Participating Employer.

For all purposes under the Plan, Compensation shall be limited to the amount in effect from time to time under Section 401(a)(17) of the Code.

In addition, “Compensation” shall include payments of regular pay, vacation cash outs, and deferred compensation made by the later of 2.5 months after severance from employment or the last day of the Plan Year in which such severance from employment occurs if such payments are described in Section 1.415(c)-2(e)(3)(ii) or (iii) of the Treasury regulations and would have been included in compensation if paid prior to severance from employment with the Company; provided however that any payments not described in this Section 2.7 shall not be considered compensation if paid after severance from employment, even if they are paid by the later of 2.5 months after the date of severance from employment or the end of the Plan Year that includes the date of severance from employment.

2.8.  “Effective Date” means the date or dates specified in Section 1.1.

2.9.  “Eligibility Service” means, with respect to each Employee, the sum of his or her Periods of Service, excluding from such sum any Periods of Service prior to a Substantial Period of Severance.

2.10.  “Eligible Employee” means any individual, other than a leased employee as defined in Section 414(n)(2) of the Code, who is employed by a Participating Employer other than the following:  (a) individuals covered by a collective bargaining agreement where retirement benefits were the subject of good faith bargaining, unless such agreement specifically provides for participation in the Plan; (b) ”leased employees” within the meaning of Section 414(n)(2) of the Code; (c) individuals who are at the time classified by an Affiliated Employer or by the Company as independent contractors, regardless of any later reclassification; and (d) except as determined by the Company, nonresident aliens.

2.11.  “Employee” means any individual employed by the Employer, and to the extent required by Section 414(n) of the Code, any leased employee (as defined in Section 414(n)(2) of the Code) who performs services for the Employer.

2.12.  “Employer” means the Company and all Affiliated Companies.

2.13.  “Employment Commencement Date” means, in the case of each Employee, the date on which he or she first performs an Hour of Service, or, in the case of an Employee who has a Substantial Period of Severance, the date on which he or she first performs an Hour of Service after such Severance.

2.14.  “Entry Date” means the July I and January 1 of each Plan Year.

2.15.  “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

2.16.  “ESOP Loan” means a loan for a definite term to the Plan, either made by the Company or guaranteed by the Company, in accordance with Article 5.

2.17.  “Hour of Service” means an hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer as determined under Section 2530.200b-1(a) of the Department of Labor regulations, such hour to be credited for the period in which the duties were performed.

2.18.  “Leave of Absence” means, in the case of any Participant, a period of absence on leave from active employment with an Employer that is granted by the Employer on account of illness, accident, or other reason (including service in the armed forces of the United States), including any leave required under the Family and Medical Leave Act of 1993 or service covered by the Uniformed Services Employment and Reemployment Rights Act regardless of whether the Employer has consented to such leave or service.  To the extent required by the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act, a Leave of Absence described in those Acts shall be treated as a Period of Service rather than an Absence from Service.

2.19.  “Lender” means any person, including a Participating Employer, making an ESOP Loan to the Plan in accordance with Article 5.

2.20.  “Leveraged Stock” means Stock which has been acquired by the Plan by means of an ESOP Loan in accordance with Article 5.

2.21.  “Normal Retirement Date” means the first day of the calendar month coinciding with or next following the date on which the Participant attains age 65.

2.22.  “Participant” means any individual who participates in the Plan in accordance with Article 4 hereof.

2.23.  “Participation Commencement Date” means, in the case of each Participant, the Entry Date on which he or she first participates in the Plan, or, in the case of a Participant who has a Substantial Period of Severance, the Entry Date on which he or she first participates in the Plan after such Severance.

2.24.  “Participating Employer” means the Company or any Affiliated Company which has adopted the Plan with the approval of the Board.

2.25.  “Period of Service” means, in the case of each Employee, (a) the period of time, expressed in years and fractions of years based on days, commencing on his or her Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the last day of the calendar month in which his or her Severance from Service Date occurs and (b) any Period of Severance, expressed in years and fractions of years based on days, which ends within 12 months after (1) in the case in which the Period of Severance began prior to an Absence from Service, the Severance from Service Date and (2) in the case in which the Period of Severance began during or following an Absence from Service, the date on which such Absence began.

2.26.  “Period of Severance” means, in the case of each Employee, the period of time, measured in years and fractions of years based on days, commencing on his or her Severance from Service Date and ending on the date on which he or she again performs an Hour of Service.

2.27.  “Plan” means The L. S. Starrett Company Employee Stock Ownership Plan as set forth herein, together with any and all amendments and supplements hereto.

2.28.  “Plan Year” means the 12-month period ending on June 30.

2.29.  “Qualified Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) which satisfies the requirements of Section 414(p) of the Code and Section 206(d)(3) of ERISA.

2.30.  “Reemployment Commencement Date” means, in the case of each Employee, the date on which he or she first performs an Hour of Service following any Period of Severance which is not included in a Period of Service.

2.31.  “Retirement Committee” means the committee appointed to administer the Retirement Plan in accordance with Article 3 of the Retirement Plan.

2.32.  “Retirement Plan” means The Retirement Plan for Employees of The L. S. Starrett Company as amended from time to time.

2.33.  “Severance from Service Date” means, in the case of each Employee, the earlier of:

(a)  the date on which he or she quits, retires, is discharged, or dies; or

(b)  the date, determined in accordance with uniformly applied rules established by the Company, which is at least 12 months after the date on which an Absence from Service began.

In the case of a maternity/paternity absence, as hereinafter defined, the Severance from Service Date of an Employee or Participant who is absent from work beyond the first anniversary of the first day of such absence shall be the second anniversary of the first day of such absence.  The period between the first and second anniversaries of the first day of such absence shall be treated as neither a Period of Service nor a Period of Severance.  For purposes of the foregoing, a maternity/paternity absence, in the case of any Employee or Participant, is an absence from work commencing on or after July 1, 1985 by reason of the pregnancy of the Employee or Participant, by reason of the birth of a child of the Employee or Participant, by reason of the placement of a child with the Employee or Participant in connection with the adoption of such child by such individual, or for purposes of caring for such child for a period beginning immediately following such birth or placement.  The Retirement Committee may require that an Employee or Participant who claims a maternity/paternity absence provide information establishing the nature of the absence, as a precondition to the application of the special rules provided hereunder with respect to such absences.

2.34.  “Share of the Trust Fund” means, in the case of each Participant, that portion of the Trust’s assets which is credited to the account of the Participant in accordance with Article 7 of the Plan.

2.35.  “Stock” means the common stock of the Company, consisting of Class A common stock and Class B common stock.

2.36.  “Substantial Period of Severance” means, in the case of any Employee or Participant who does not have a nonforfeitable right to any portion of his or her accrued benefit, a Period of Severance of at least twelve consecutive months which equals or exceeds the greater of (a) five years, or (b) his or her Eligibility Service (for purposes of Section 2.9) or Vesting Service (for purposes of Section 2.41) prior to such Period of Severance.  Notwithstanding the foregoing, an Employee or Participant will be considered as having incurred a Substantial Period of Severance with respect to any Period of Severance of at least twelve consecutive months if, as of any date prior to July 1, 1985, such Period of Severance equals or exceeds his or her Eligibility Service (for purposes of Section 2.9) or Vesting Service (for purposes of Section 2.41) prior to such Period.  For purposes of the preceding sentences, an Employee’s or Participant’s Eligibility Service or Vesting Service, whichever is applicable, prior to any Period of Severance will be deemed not to include any such Service disregarded by reason of any prior Substantial Period of Severance.

2.37.  “Trust” means The L. S. Starrett Company Employee Stock Ownership Trust established hereunder, together with any and all amendments and supplements hereto.

2.38.  “Trust Fund” means the property held in trust by the Trustee for the benefit of Participants and their Beneficiaries.

2.39.  “Trustee” means the person or persons who have executed this Agreement as trustee or trustees of the Trust, any successor trustee or trustees, and any additional trustee or trustees.

2.40.  “Valuation Date” means the last business day of each calendar month and such other days as may be specified by the Retirement Committee.

2.41.  “Vesting Service” means, with respect to any Employee, the sum of his or her Periods of Service, excluding from such sum--

(a)  any Periods of Service which are excluded under Section 2.41(a) of the Retirement Plan (concerning service performed before July 1, 1976);

(b)  any Periods of Service before the date on which he or she attains age 18; and

(c)  any Periods of Service prior to a Substantial Period of Severance.

Article 3.              Administration.

3.1.  Retirement Committee.  The Plan will be administered by the Retirement Committee appointed by the Board in accordance with Article 3 of the Retirement Plan.  No Employee serving on the Retirement Committee will receive any compensation for services performed in his or her capacity as a member of such Committee.  However, the Company may reimburse any member for any necessary expenses incurred to the extent such expenses are not paid by the Plan.

A majority of the members of the Retirement Committee at the time in office will constitute a quorum for the transaction of business.  All resolutions adopted or other actions taken by the Retirement Committee at any meeting must be approved by the vote of a majority of the members of the Committee, but resolutions may be adopted or other action taken without a meeting upon written consent signed by all members of the Committee.  If at any time a majority of the individuals serving on such Committee and eligible to vote are unable to agree, or if there is only one such individual, any action required of the Committee will be taken by the Board and its decision will be final.  An individual serving on the Retirement Committee who is a Participant will not vote or act on any matter relating solely to himself or herself.

3.2.  Powers.  The Retirement Committee will have full power and discretionary authority to administer the Plan in all of its details, subject however, to the requirements of ERISA.  For this purpose the Retirement Committee’s power will include, but will not be limited to, the following discretionary authority:

(a)  to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or to comply with applicable law;

(b)  to interpret the Plan, its interpretation thereof in good faith to be final, binding and conclusive with respect to all persons in the absence of clear and convincing evidence that the Retirement Committee acted arbitrarily or capriciously;

(c)  to decide all questions and ambiguities concerning the Plan and the eligibility of any person to participate in the Plan in accordance with Article 4;

(d)  to compute the amount of benefits which will be payable to any Participant or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(e)  to authorize the payment of benefits;

(f)  to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan;

(g)  to allocate and delegate its responsibilities, including fiduciary responsibilities under the Plan, and to designate other persons to carry out any of its responsibilities, including fiduciary responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA; and

(h)  to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code or ERISA and applicable regulations, or under state or local law or regulations.

3.3.  Examination of Plan records.  The Retirement Committee will make available to each Participant such of its Plan records as pertain to him or her, for examination at reasonable times during normal business hours.

3.4.  Claims and review procedures.  The Retirement Committee will establish reasonable procedures for processing claims and appeals from denials of such claims, in accordance with Section 503 of ERISA and the regulations thereunder.

3.5.  Nondiscriminatory exercise of authority.  Whenever, in the administration of the Plan, any discretionary action by the Retirement Committee is required, the Retirement Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

3.6.  Reliance on tables, etc.  In administering the Plan, the Retirement Committee will be entitled to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any actuary, accountant, Trustee, counsel or other expert who is employed or engaged to act in connection with the Plan.

3.7.  Report to the Board.  The Retirement Committee will submit annually to the Board a report consisting of (i) a summary of the financial conditions of the Trust Fund, (ii) a summary of the operations of the Plan for the past year and (iii) any further information which the Board may require.

3.8.  Indemnification of Retirement Committee.  The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee or former Employee who is or was a member of the Retirement Committee (and any Employee or former Employee to whom the Retirement Committee has or had allocated or delegated any of its responsibilities or who has been or had been designated to carry out any of its responsibilities pursuant to Section 3.2(g)) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

3.9.  Named Fiduciary.  The Retirement Committee will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operations and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.  The Retirement Committee will not, however, have any authority over the investment of the assets of the Trust.

Article 4.              Participation.

4.1.  Date of Participation.  Each Eligible Employee who was a Participant in the Plan as in effect on the day immediately preceding the Effective Date and who is an Eligible Employee on the Effective Date shall continue to be a Participant, subject to Section 4.3.  Each other Eligible Employee will become a Participant on the Entry Date coinciding with or next following the later of the date on which he or she completes one year of Eligibility Service and the date on which he or she attains age 21, provided he or she is an Eligible Employee on such Entry Date.

An Eligible Employee who satisfies the age and service requirements specified in the preceding sentence as of an Entry Date, but who is separated from service with the Participating Employer on such Entry Date by reason of a quit, discharge or retirement, will not become a Participant on such Entry Date.  However, if such Eligible Employee returns to service with a Participating Employer prior to a Substantial Period of Severance, the Eligible Employee will become a Participant on the date on which he or she returns.

4.2.  Reemployment of Participant.  If a Participant’s Period of Service is interrupted and he or she thereafter commences a Period of Service, any benefits being paid to him or her under the Plan will be suspended during his or her subsequent Period of Service.  If such Participant has not had a Substantial Period of Severance, he or she will again become a Participant on his or her Reemployment Commencement Date.  If such Participant has had a Substantial Period of Severance, he or she will be treated for all purposes under the Plan as a new Employee and will again become a Participant on the date on which he or she satisfies the requirements of Section 4.1.

4.3.  Duration of participation.  A Participant will cease to be a Participant as of the earlier of (a) the date on which he or she ceases to be an Eligible Employee, or (b) the date on which the Plan terminates.

Article 5.              ESOP Loans & Leveraged Acquisitions.

5.1.  ESOP Loans.  This Plan and Trust, acting through the Trustee, may, from time to time, enter into an ESOP Loan, which Loan may either be made by one or more of the Participating Employers to the Plan or made by another Lender to the Plan and guaranteed by the Participating Employer.  An ESOP Loan may be a direct loan of cash, a purchase-money transaction or an assumption of an obligation of the Plan.

5.2.  Use of ESOP Loan proceeds.  Within a reasonable time after the receipt of the proceeds from an ESOP Loan, such proceeds will be used by the Plan in one or more of the following ways:

(a)  to acquire Stock at fair market value either from a Participating Employer or from any other party;

(b)  to prepay such ESOP Loan; or

(c)  to repay a prior ESOP Loan.

Leveraged Stock may not be subject to a put, call or other option, or buy-sell or similar arrangement, while held by or when distributed from the Plan, except as provided in Section 9.4 and Section 9.5. The preceding sentence shall continue to apply regardless of whether the Plan remains an employee stock ownership plan within the meaning of Section 4975 of the Code and regardless of whether the ESOP Loan, the proceeds of which were used to acquire such stock, remains outstanding.  The preceding sentence shall be applied in accordance with Section 54.4975-7(b)(4) of the Treasury regulations.

5.3.  Liability and collateral on ESOP Loan.

(a)  An ESOP Loan shall be without recourse against the Plan.  The only asset of the Plan which may be given as collateral is Stock which was either acquired with the proceeds of such Loan or used as collateral on a prior ESOP Loan repaid with the proceeds of such Loan.

(b)  No person entitled to payment under the ESOP Loan may be given any rights to assets of the Plan other than (i) the collateral given for the Loan, (ii) cash contributions made to the Plan pursuant to Section 6.1(a) in order for the Plan to meet its obligations under the Loan, and (iii) earnings attributable to such collateral and the investment of such cash contributions.

5.4.  Default.  An ESOP Loan must provide that, in the event of default, the value of Plan assets transferred in satisfaction of the Loan must not exceed the amount of default.  If a Participating Employer or any disqualified person (within the meaning of Section 4975 of the Code) is the Lender, the ESOP Loan must provide for a transfer of Plan assets on default only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the Loan.

5.5.  Rate of interest.  The rate of interest on an ESOP Loan shall not be in excess of a reasonable rate.

5.6.  Release of collateral for ESOP Loan.  If Stock held by the Plan is used as collateral for an ESOP Loan, such Loan must provide for the release of the Stock as provided in either (a) or (b):

(a)  For each Plan Year during the duration of the ESOP Loan, the number of shares of Stock released shall equal the number of shares then encumbered under the Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the Loan for such Plan Year, and the denominator of which is the sum of the numerator plus the principal and interest to be paid under the Loan for all future years.  The number of future years under the Loan must be definitely ascertainable and shall be determined without taking into account extensions or renewal periods.  If a variable interest rate is used, the interest to be paid in future years shall be computed by using the rate applicable as of the end of the Plan Year.

(b)  Release of Stock from encumbrance may instead be determined solely by reference to principal payments for the Plan Year, provided: (i) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; (ii) the interest element included in any Loan payment is disregarded only to the extent it would be determined to be interest under standard loan amortization tables; and (iii) the method of release provided in this paragraph (b) is not used from the time that, by reason of a renewal, extension or refinancing, the sum of the expired duration of the Loan, the renewal period, the extension period, and the duration of the new ESOP loan exceeds 10 years.

Article 6.              Contributions to the Trust.

6.1.  Amount of Participating Employer contributions.

(a)  For each Plan Year during which an ESOP Loan is outstanding, each Participating Employer shall contribute to the Trust an amount equal to its share, as determined by the Board, of the total principal and interest due on such ESOP Loan during such Plan Year, taking into account dividends to be applied toward such Loan.  Such contribution shall be made in cash unless the ESOP loan is a purchase-money loan from a Participating Employer to the Plan, in which case such contribution may be in the form of a forgiveness of indebtedness by such Employer.

(b)  Each Participating Employer may contribute to the Trust for any Plan Year, in addition to any cash amount required by paragraph (a) above, an additional amount designated by the Board.  Such contribution may be made either in Stock or in cash to be invested in Stock.  In no event will such additional Participating Employer contribution for any Plan Year cause the total Participating Employer contribution to exceed the maximum amount which the Participating Employer is permitted to deduct for federal income tax purposes, including amounts deductible under the carryover provisions of the Code.  Every such additional contribution hereunder is hereby conditioned on deductibility under Section 404 of the Code.

In no event will such additional Participating Employer contribution be in an amount which would cause the annual addition for any Participant to exceed the amount permitted under Section 7.6.

6.2.  Time of making Participating Employer contributions.

(a)  The Participating Employers will make the contributions required under Section 6.1(a) in such installments as are necessary to enable the Trust to pay timely, with the proceeds of such installments and dividends paid on Stock held in the Trust, amounts of principal and interest due under an ESOP Loan.

(b)  Each Participating Employer will make any additional contributions made for a Plan Year under Section 6.1(b) directly to the Trustee not later than the time prescribed by law (including extensions thereof) for filing its federal income tax return for its taxable year ending with or in which ends such Plan Year.  The amount of such Participating Employer contribution will be based on the best information available at the time the contribution is made and any contribution so made will be final, except as hereinafter provided.

6.3.  Advice to Trustee if contribution not to be made.  If, for a Plan Year, no contribution is required under Section 6.1(a) and no contribution is to be made under Section 6.1(b), the Company will promptly advise the Trustee.  The Trustee will have no authority or responsibility to inquire into the correctness of the amounts contributed and paid over to the Trustee, or to determine whether any contribution is payable under this Article 6.

6.4.  Return of contributions.  If a contribution by a Participating Employer to the Trust is

(a)   made by reason of a good faith mistake of fact, or

(b)  in the case of additional Participating Employer contributions made under Section 6.1(b), believed by the Participating Employer in good faith to be deductible under Section 404 of the Code, but the deduction is disallowed, the Trustee shall, upon request by the Participating Employer, return to the Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction.  Such excess shall be reduced by amounts attributable thereto which have been credited to the accounts of Participants who have since received a distribution from the Trust, except to the extent such amounts continue to be credited to such Participants’ accounts at the time the excess is returned to the Participating Employer.  Such excess shall also be reduced by the losses of the Trust attributable thereto, if and to the extent such losses exceed the gains and income attributable thereto.  In no event shall the return of a contribution hereunder cause the balance of the individual account of any Participant to be reduced to less than the balance which would have been credited to the account had the mistaken or nondeductible amount not been contributed.  No return of a contribution hereunder shall be made more than one year after the mistaken payment of the contribution, or disallowance of the deductions, as the case may be.

6.5.  No Employee contributions.  No Employee will be required or permitted to make contributions to the Plan.

Article 7.              Suspense Account and Participants’ Accounts.

7.1.  Suspense account.  For so long as an ESOP Loan remains outstanding, the Trustee will establish and maintain a suspense account for shares of Leveraged Stock which have not been allocated to the individual accounts of Participants.  All Leveraged Stock will be credited to the suspense account at the time it is purchased.  Any amounts received as cash dividends with respect to such Stock will be applied toward payments of principal and interest on an ESOP Loan, subject to restoration by the Employer; provided, that if any dividends remain after such application they shall be used to purchase additional Stock to be held in the suspense account for allocation along with the Stock from which the dividends derived.

For each Plan Year, the Trustee will release from the suspense account and credit to the accounts of the Participants in accordance with Section 7.5

(a)  that number of shares of Leveraged Stock released from encumbrance for the Plan Year in accordance with Section 5.6, and

(b)  if the suspense account holds shares of Leveraged Stock which are not pledged as collateral for the ESOP Loan, that number of shares of such Stock which would have been required to be released under Section 5.6 had the Stock been pledged as collateral for such Loan.

7.2.  Individual accounts.  The Trustee will establish and maintain an account for each Participant which will reflect

(a)  his or her shares of (i) the Stock released from the suspense account in accordance with Section 7.1, (ii) any additional Participating Employer contribution made in accordance with Section 6.1(b) and (iii) any forfeitures arising under the Plan, and

(b)  his or her share of any income, expenses, and gain or loss of the Trust Fund.

The Trustee will establish and maintain such other accounts and records as are required under Section 8.5 (if any) or as the Trustee decides, in his or her discretion, to be reasonably required in order to discharge his or her duties under the Plan.

During any period when an ESOP Loan is outstanding, amounts received as cash dividends with respect to Stock allocated to a Participant’s account will be applied toward payments of principal and interest on such Loan.  For each dividend otherwise allocable to a Participant’s account which is so applied, there shall be restored to the Participant’s account an equivalent amount either by contribution or allocation as more fully described in Section 7.5.  Upon payment in full of all outstanding ESOP Loans, or if the amount received as dividends with respect to Stock allocated to Participant accounts exceeds in any Plan Year the amount of all payments of principal and interest on ESOP Loans in such Year, the excess will be used to purchase additional Stock to be allocated to such accounts.

7.3.  Order of adjustments to accounts.  As of each Valuation Date, the Trustee will:

(a)  first, adjust the balances in the individual accounts of Participants (including former Participants and Beneficiaries) to reflect the current value of the assets of the Trust Fund as provided in Section 7.4;

(b)  second, charge to the individual accounts all payments or distributions, if any, made from such accounts as of such Valuation Date; and

(c)  third, credit Stock released from the suspense account, restored dividends, and additional Participating Employer contributions and forfeitures, if any, which are to be credited as of such Valuation Date in accordance with Section 7.5.

In the case of a Valuation Date other than the last business day of the calendar month, the Retirement Committee may, if appropriate because distributions are to be made, direct the Trustee to adjust only a specified account or accounts.

7.4.  Adjustment for income, expenses, gain or loss.  In adjusting the individual accounts under Section 7.3(a) to reflect the current value of the assets of the Trust Fund, the Trustee will allocate to such accounts, in proportion to the balances therein immediately prior to such adjustment, an amount equal to the income and expenses of the Trust and of the gain and loss (realized and unrealized) on such assets credited to all such accounts, valued at their fair market value, except that the amounts allocated under this Section 7.4 will not include any income or gain or loss on assets attributable to the Participating Employer contributions for the Plan Year with respect to which the allocation is made.

7.5.  Allocations to accounts.  As of any dividend payment date with respect to dividends on Stock allocated to a Participant’s account which are used to pay principal or interest on an ESOP Loan, there shall be allocated to such account, from among shares released from the suspense account, Stock having a fair market value equal to the amount of such dividends less any contribution previously made to restore such dividends or any portion thereof.  If the fair market value of shares released from the suspense account is insufficient to make the allocations described in the preceding sentence, the Participating Employers shall make a special contribution, to be invested in Stock, sufficient to restore Participant accounts as described in the preceding sentence.  As of the last business day of each Plan Year, Stock (other than Stock allocated in accordance with the preceding provisions of this Section) released from the suspense account for such Year as a result of contributions made by Participating Employers or the application of cash dividends with respect to Stock held in the Trust, plus any additional contributions by such Participating Employers for such Year (adjusted for income, expenses, gain or loss), will be allocated among and credited to the accounts of the qualified individuals in proportion to their respective amounts of Compensation for such Plan Year.  Stock shall be allocated in units of shares and fractional shares.  For purposes of this Section 7.5, an individual is a qualified individual if he or she is a Participant on the last business day of such Plan Year or if he or she ceased to be a Participant during such Plan Year because of retirement under Article 8 or because of death.  In addition, as of the last business day of each Plan Year forfeitures, if any, which occurred during such Year under Section 8.6 shall be allocated among and credited to the accounts of those individuals (whether or not Participants or qualified individuals) (“eligible account holders”) who for such Year (A) received amounts treated as compensation taken into account for purposes of Section 7.6 below) but (B) were not treated as “highly compensated employees” for purposes of Section 414(q) of the Code.  Subject to the limitations of Section 7.6 below, allocations of forfeitures pursuant to the preceding sentence shall be made in units of shares and fractional shares in proportion to the relative account balances of the eligible account holders for the Plan Year, determined before allocating thereto Stock released from the suspense account, restored dividends or additional Participating Employer contributions.  If any portion of a forfeiture cannot be allocated to the account of an eligible account holder by reason of the limitations of Section 7.6 below, such amount shall be reallocated among the accounts of other eligible account holders in proportion to their relative account balances determined in accordance with the preceding sentence.

7.6.  Limitations.  Notwithstanding any other provisions of the Plan, the annual addition to a Participant’s account under the Plan for any limitation year, when aggregated with the annual additions (if any) to the individual’s accounts under all other defined contribution plans maintained by the Company or any Affiliated Company, shall not exceed the applicable limitations of Section 415(c) of the Code.  To the extent necessary to satisfy such limitations, a Participating Employer will first reduce the contribution (if any) it would otherwise make for the Participant’s benefit under Section 6.1(b) for the applicable limitation year.  If said limitation cannot be satisfied by eliminating the Participating Employer’s contribution under Section 6.1(b) for the Participant’s benefit for such limitation year, the forfeitures which would otherwise be allocated to the Participant’s account, and that portion (if any) of any contributions under Section 6.1(a) or amounts used to restore forfeitures which would be both treated as an annual addition under applicable law and allocable to the Participant, will be reduced to the extent necessary to satisfy said limitation, and the amount of the reduction will be allocated to the accounts of other Participants not affected by said limitation.  Allocations and reallocations of forfeitures shall be made pursuant to Section 7.5. Allocations of amounts other than forfeitures shall then be made in proportion to the respective amounts of Compensation of such other Participants for such limitation year, except that the amount allocated to each Participant’s account must satisfy the limitation described in paragraph (a) with respect to that Participant.  If, after reallocation of amounts other than forfeitures, there is any such amount for the limitation year which cannot be allocated to the accounts of Participants because of the aforesaid limitations, Stock representing such amounts will be returned to the suspense account established under Section 7.1 for allocation to the accounts of Participants at the earliest time that such allocation can be made within the limitation of paragraph  (a) above.  If amounts previously credited to a Participant’s account (together with annual additions under other defined contribution plans of the Employer) cause his or her annual addition to exceed the foregoing limitations, such excess credits hereunder shall be reallocated in accordance with Section 1.415-6(b)(6)(i) of the Treasury regulations.

For purposes of this Section 7.6, “limitation year” means the calendar year, “annual additions” has the meaning provided under Section 415(c) of the Code, including Section 415(c)(6) of the Code, and in determining the maximum annual addition for any limitation year, the applicable limitations (including the maximum dollar limitation) shall be those set forth in Section 415(c) of the Code and the compensation taken into account shall be the Participant’s total taxable compensation as determined pursuant to Section 1.415-2(d) of the Treasury regulations.

For the avoidance of doubt, effective January 1, 2008, “compensation” for the purposes of this Section 7.6 shall include payments of regular pay, vacation cash outs, and deferred compensation made by the later of 2.5 months after severance from employment or the last day of the Plan Year in which such severance from employment occurs if such payments are described in Section 1.415(c)-2(e)(3)(ii) or (iii) of the Treasury regulations and would have been included in compensation if paid prior to severance from employment with the Company; provided however that any payments not described in this Section 7.6 shall not be considered compensation if paid after severance from employment, even if they are paid by the later of 2.5 months after the date of severance from employment or the end of the Plan Year that includes the date of severance from employment.  For purposes of this Section 7.6, effective January 1, 2009, "compensation" shall include any differential wage payment (as defined in Section 414(u)(12)(D) of the Code) paid to an individual by the Affiliated Companies to the extent required under Section 414(u)(12) of the Code (and, to the extent required by Section 414(u)(12)(A)(i) of the Code, such an individual shall be treated as an Employee).

7.7.  Report to Participants.  The Trustee, at least annually, will determine each Participant’s Share of the Trust Fund and report the same in writing to the Retirement Committee, which will furnish a copy of such report to the Participant concerned.  Notwithstanding any such report, a Participant’s right to his or her Share of the Trust Fund shall be limited to the nonforfeitable portion of the amount actually allocated to his or her account, as adjusted from time to time.

7.8.  Independent Appraisal.  It is anticipated that the Trust will continue to be invested in Stock, all of which is either listed and traded on a national exchange or converts automatically into such listed and traded stock upon transfer.  However, should the Trust invest in other employer securities and those securities are not readily tradable on an established securities market within the meaning of Section 401(a)(28)(C) of the Code, valuations of such securities with respect to activities carried on by the Plan shall be made by an independent appraiser.

7.9.  Diversification of Investments by Certain Participants over Age 55.  Reference is made to the floor/offset arrangement described in Section 9.7, pursuant to which a Participant’s benefit under the Retirement Plan is subject to offset by the actuarial equivalent of 90% of the Participant’s vested Share of the Trust Fund under this Plan.  For purposes of this Section 7.9, the remaining 10% of a Participant’s vested Share of the Trust Fund (determined as of any distribution date described in this Section) is referred to as the “distributable portion.”  Each qualified Participant (as hereinafter defined) may elect, within 90 days after the close of each Plan Year in his or her qualified election period, a distribution solely in shares of Stock of all or a part of his or her distributable portion determined as of the most recent Valuation Date, excluding any fractional shares.  Each distribution elected pursuant to this Section 7.9 must consist of Stock worth at least $200 on such Valuation Date, unless (i) the distribution is pursuant to the Participant’s first election and represents the Participant’s entire distributable portion, or (ii) the distribution occurs during the Participant’s final qualified election period and represents the balance of the shares of Stock remaining in the distributable portion, excluding any fractional shares.  In the case of any qualified Participant, for each election after the first annual election the available distribution shall be determined by counting toward the distributable portion amounts already distributed under this Section to the Participant, including any dividends which would have been attributable to such amounts already distributed had such amounts not been distributed.  Any distribution elected under this Section shall be completed within 180 days after the close of the Plan Year (i.e., within 90 days after the close of the applicable election window).  For purposes of this Section, the term “qualified Participant” means any Employee who has completed at least 10 years of participation in the Plan and who has attained age 55; and an individual’s “qualified election period” shall be the period consisting of the six consecutive Plan Years beginning with the first Plan Year in which the individual first became a qualified Participant.  Any distribution under this Section shall be treated as a distribution under Section 401(a)(28) of the Code to the extent, if any, required thereby.  Shares of Stock acquired prior to January 1, 1987 shall be treated as allocable first to that portion of a Participant’s account which is not the distributable portion, and only thereafter to the distributable portion.

Article 8.              Vested Benefits.

8.1.  Normal retirement.  Upon attainment of age 65 while an Employee, each Participant will have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  Retirement by a Participant from the service of his or her Participating Employer as of his or her Normal Retirement Date is referred to as a normal retirement.  In the event of a normal retirement, the Participant’s Share of the Trust Fund, determined as of the Valuation Date specified in Section 9.3, will, subject to the provisions of Section 8.7, be distributed in accordance with Article 9 below.

8.2.  Late retirement.  If a Participant continues in the service of a Participating Employer after his or her Normal Retirement Date, he or she will continue to have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  Such Participant will continue to participate in the Plan, but will not be entitled to a distribution until the earlier of (a) the date he or she is required to begin receiving distributions under Section 9.3(b) below, or (b) the date he or she establishes with his or her Participating Employer for his or her retirement.  Such retirement is referred to as a late retirement.  In the event of a late retirement, the Participant’s Share of the Trust Fund determined as of the Valuation Date specified in Section 9.3, will, subject to Section 8.7, be distributed in accordance with Article 9 below.

8.3.  Special vesting rules for certain early retirements.  A Participant who attains age 55 but not age 65 while an Employee and who has completed five or more whole years of Vesting Service will have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  In the event of the retirement of a Participant described in the preceding sentence prior to Normal Retirement Date (an “early retirement”), the Participant’s Share of the Trust Fund, determined as of the Valuation Date specified in Section 9.3, will, subject to Section 8.7, be distributed at the time prescribed in, and in accordance with, Article 9 below.

8.4.  Other termination of employment.  If a Participant ceases to be an Employee for any reason other than normal, late or early retirement and at a time when he or she has completed at least five whole years of Vesting Service, the Participant (or, in the event of the Participant’s death, his or her Beneficiary, as determined under Section 8.8) will be entitled to receive a vested benefit equal to the value of his or her Share of the Trust Fund determined as of the Valuation Date coinciding with or next preceding the date on which distribution to him or her will commence under Section 9.3.  The minimum service requirement (five years of Vesting Service) described in the preceding sentence shall not apply to any Participant with a Period of Service on or after July 1, 2001.

8.5.  Election of former vesting schedule.  If the Plan is amended at any time after the Effective Date and such amendment directly or indirectly affects the computation of a Participant’s rights to his or her Share of the Trust Fund, each Participant who has completed three years of Vesting Service (determined under Section 2.41 but without regard to subsections (a), (b) and (c) thereof) prior to the expiration of the election period described below and whose nonforfeitable percentage at any time after such amendment could be less than the percentage determined without regard to such amendment may elect during the election period to have the nonforfeitable percentage of his or her Share of the Trust Fund determined without regard to such amendment.  The election period referred to in the first sentence of this Section will begin on the date the amendment of the vesting schedule is adopted and will end on the latest of the following dates:  (i)  the date which is 60 days after the date on which such amendment is adopted;  (ii)  the date which is 60 days after the date on which such amendment becomes effective; and (iii)  the date which is 60 days after the date on which the Participant is issued written notice of such amendment by the Retirement Committee.  An election under this Section 8.5 may be made only by an individual who is a Participant at the time such election is made and, once made, shall be irrevocable.

8.6.  Forfeitures.  If, prior to July 1, 2001, a Participant leaves the employ of the Employer prior to satisfying the requirements for normal, late or early retirement and at a time when he or she has not completed five whole years of Vesting Service (or, if Section 11.2 applies, at a time when he or she has less than a one hundred percent nonforfeitable interest in his or her Share of the Trust Fund as determined under that Section), any portion of the Participant’s Share of the Trust Fund not payable to him or her under Section 8.4 (subject to Section 11.2, if applicable) will remain credited to the Participant’s account until such time as he or she has incurred a Period of Severance of at least five years in duration, at which time such portion will be forfeited by him or her.  Notwithstanding the foregoing, if at the time a Participant ceases to be an Employee he or she has a nonforfeitable right under Section 11.2 to a portion of his or her account and if at any time prior to the expiration of the aforementioned five-year period the Participant or his or her Beneficiary receives a distribution of said nonforfeitable portion, the remaining (forfeitable) portion will be forfeited as of the later of (a) the date of such distribution, and (b) the date on which the Participant has incurred a Period of Severance of at least 12 months in duration.  In the event any portion of a Participant’s Share of the Trust Fund is forfeited under the preceding sentence but such Participant is reemployed prior to incurring a Period of Severance of at least five years in duration, the amount so forfeited, without adjustment for interest or earnings, shall be recredited to a separate account maintained for the benefit of the Participant under Section 7.2.  Notwithstanding the provisions of Sections 8.4 or, if applicable, Section 11.2, but subject to the provisions of Sections 8.1, 8.2 and 8.3, the Participant’s nonforfeitable interest in the portion of his or her Share of the Trust Fund held in such separate account will be equal to P (AB + D) - D, where P is the nonforfeitable percentage at the time of reference as determined under Section 8.4 (or, if applicable, Section 11.2); AB is the account balance of the separate account at the time of reference; and D is the amount of the distribution.

Amounts (if any) required to be credited to a Participant’s account pursuant to the preceding paragraph shall be taken first from amounts forfeited by other Participants which have not yet been allocated in accordance with Section 7.5.  If such reallocated forfeitures are insufficient to reinstate in full the amount required to be recredited to a reemployed Participant’s account, the difference shall be contributed by the Participant’s Participating Employer.  If, after such allocations, there remain forfeited amounts which have not been reallocated, such amounts shall be applied as provided in Section 7.5.

8.7.  Adjustment.  Until distributed or forfeited, any amounts credited to the account or accounts of a Participant who has ceased to be an Employee will continue to be adjusted as of each Valuation Date under Section 7.3 to reflect the income, expenses and gain or loss of the Trust Fund.

8.8.  Designation of Beneficiary.  If a Participant was married at time of death, he or she shall be deemed to have named his or her surviving spouse as his or her Beneficiary unless

(a)  prior to his or her death, the Participant designated as his or her Beneficiary a person other than his or her surviving spouse, such designation to be made in writing at such time and in such manner as the Retirement Committee shall approve or prescribe; and

(b)  either

(i)  his or her surviving spouse consents in writing to the designation described in (a) above, and such consent acknowledges the effect of such designation (with acknowledgment of the specific non-spouse beneficiary, including any class of beneficiaries and any contingent beneficiaries) and is witnessed by a Plan representative or a notary public, or

(ii)  it is established to the satisfaction of the Retirement Committee that the consent required under (i) above may not be obtained because there is  no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; and

(c)  the non-spouse Beneficiary designated in accordance with the provisions of this Section survives the Participant.

Any consent by a spouse under (b)(i) above, or a determination by the Retirement Committee with respect to such spouse under (b)(ii) above, shall be effective only with respect to such spouse.

A Participant who is not married may designate a non-spouse as Beneficiary provided such designation is made in writing at such time and in such manner as the Retirement Committee shall approve or prescribe.  A Participant who has designated a non-spouse as Beneficiary in accordance with the provisions of this Section may change such designation at any time by giving written notice to the Retirement Committee, subject (in the case of a Participant who is married at the time of such redesignation) to the spousal-consent requirements of (b) above and to such other conditions and requirements, if any, as the Retirement Committee may prescribe in accordance with applicable law.  The Retirement Committee will file a copy of any Beneficiary designation form with the Trustee or, if a Participant is deemed to have designated his or her surviving spouse as Beneficiary, will so inform the Trustee.  If a Participant dies without a surviving Beneficiary, the full benefit payable upon the Participant’s death will be paid per stirpes.  If there is no surviving issue, then the benefit may be paid to the Participant’s executor or administrator or applied to the payment of the Participant’s debts and funeral expenses or paid to any relative, all as the Retirement Committee shall determine.

Article 9.              Distribution of Benefits.

9.1.  Distribution of Stock.  Subject to Section 13.4, a distribution to a Participant or Beneficiary from the Trust will be made in shares of Stock in a single payment; provided, however, that distribution of any fractional shares will be made in cash in lieu of such fractional shares.  Such distribution will consist of that number of shares of Stock credited to the Participant’s account plus that number of shares of Stock produced by dividing the value of any assets other than Stock credited to his or her account by the fair market value of one share of Stock, such value or fair market value, as the case may be, to be determined as of the Valuation Date immediately preceding the date of distribution.  However, if the Participant becomes entitled to a distribution by reason of the application of Sections 8.4 and 11.2, then his or her distribution will consist of the number of shares of Stock determined under the preceding sentence multiplied by the applicable nonforfeitable percentage determined under Section 11.2.

9.2.  Notice to Trustee.  The Retirement Committee will notify the Trustee whenever any Participant is entitled to a distribution under the Plan.  In giving such notice, the Retirement Committee will indicate the name of the Participant’s Beneficiary, if appropriate.  Upon receipt of a written notice from the Retirement Committee certifying that an amount is payable to a Participant or Beneficiary, the Trustee will, as soon as reasonably practicable, distribute such amount in accordance with the instructions of the Retirement Committee.

9.3.  Timing of distributions.  It is the intent of the Plan that distributions hereunder with respect to Participants who are also participants with a vested benefit in the Retirement Plan be coordinated with the benefits payable under the Retirement Plan to provide the combined retirement benefit to which such Participants are entitled.  Subject to the foregoing:

(a)  Distributions on account of normal or late retirement pursuant to Sections 8.1 and 8.2 will be made as soon as reasonably practicable after the Valuation Date coinciding with or next succeeding the event giving rise to such distribution.

Distributions made on account of early retirement under Section 8.3 or other termination of employment under Section 8.4 will normally commence as soon as reasonably practicable after the Valuation Date coinciding with or next succeeding the later of (i) the Participant’s termination of employment, and (ii) the date on which the Participant attains age 55 (or the date on which he or she dies, if earlier).  However, except in the case of a Participant’s death, distribution may not be made under the preceding sentence unless between the 30th and 90th days prior to the date distribution is to be made the Retirement Committee notifies the Participant in writing that he or she may defer distribution until Normal Retirement Age, including the consequences of failure to so defer, and, after receiving such information, the Participant consents to the distribution in writing and files his or her consent with the Retirement Committee.  Nonetheless, a distribution may commence less than 30 days after the notification under the preceding sentence is given, provided that the Retirement Committee informs the Participant that he or she has a right to a period of 30 days after receiving the notice to consider whether or not to elect a distribution and the Participant, after receiving the notice, affirmatively elects in writing to receive the distribution.

Notwithstanding the foregoing or Section 13.4, any vested Share of the Trust Fund with a value of $1,000 or less shall be distributed as soon as practicable following a Participant’s termination of employment.

Distributions will not be made to a terminated Employee after he or she has returned to the employ of the Participating Employer except as may otherwise be provided in the Plan.

(b)  Notwithstanding subsection (a) above, distribution to a Participant shall be made not later than the earlier of the dates described in (i) and (ii) below, where

(i)  is the 60th day after the close of the Plan Year in which occurs the latest of (1) the date on which the Participant attains age 65, (2) the tenth anniversary of the date on which the Participant commenced participation in the Plan, and (3) the date on which the Participant ceases to be an Employee, and

(ii)  in the case of a Participant who is a “five percent owner” of the Employer (as defined at Section 416 of the Code) and who remains in the employ of the Employer after attaining age 70½, is April 1 of the calendar year first following the calendar year in which the Participant attains age 70½ .  In the event distributions are required to commence to a Participant under this Section 9.3(b)(ii), he or she shall receive a distribution of his or her account in the form of a single payment, in accordance with the provisions of Sections 9.1, 9.4 and 9.5, valued as of the applicable December 31, and the value (if any) of the Participant’s Account as of any subsequent December 31 shall be distributed on or before the following December 31 (but not in excess of the value of such account at the time of distribution).

If the Participant dies before the date his or her benefits are required to begin under this subsection (b), then in no event will any distribution to his or her spouse or Beneficiary be paid later than December 31 of the year in which occurs the fifth anniversary of the Participant’s death or, if the benefit is payable to the Participant’s spouse, December 31 of the year in which the Participant would have attained age 70½ .  All benefit distributions under the Plan shall be made in a manner consistent with Section 401(a)(9) of the Code and the regulations thereunder.

(c)  The provisions of this subsection (c) shall apply notwithstanding the provisions of subsection (a) above, but only in the case of vested distributable amounts that are attributable to Stock acquired after December 31, 1986 (“eligible distributable amounts”).  A distributable amount is attributable to Stock acquired before 1987 (and therefore is not an eligible distributable amount) if it consists of Stock acquired, either with an ESOP Loan or an Employer contribution, prior to January 1, 1987 or dividends or contributions in lieu of dividends attributable thereto.  In the case of a Participant who separates from service by reason of normal or late retirement or disability, or death, distribution of any eligible distributable amount shall be made not later than the later of (i) the close of the Plan Year which follows the Plan Year in which such retirement or death occurs, or (ii) in the case of portion of such amount attributable to Stock acquired with an ESOP Loan, the close of the Plan Year in which such loan is repaid in full.  In the case of  a Participant who separates from service for any other reason, distribution of any eligible distributable amount shall be made not later than the later of (A) the close of the sixth Plan Year following the Plan Year in which such separation from service occurs, or (B) in the case of a portion of such amount attributable to Stock acquired with an ESOP Loan, the close of the Plan Year in which such loan is repaid in full.  Distribution in the case of a separation from service described in the preceding sentence may be deferred until the Participant’s commencement of benefits under the Retirement Plan, but only if the Participant consents to such deferral and the Participant’s Share of the Trust Fund has a value greater than $1,000.

9.4.  Put Option.  Any Stock which at the time of distribution is either not publicly traded or is subject to a trading limitation within the meaning of the regulations under Section 4975 of the Code, shall be accompanied by an option in the Participant, his or her donees (if any), and any person to whom Stock distributed to the Participant passes by reason of the Participant’s death, to put such Stock to the Company at its fair market value.  Such an option shall be exercised by the holder thereof notifying the Company in writing that the option is being exercised, and such option shall be exercisable for a period of fifteen (15) months beginning on the date the Stock is distributed.  At the option of the Company, payment for Stock put to the Company pursuant to an option described in this Section may be deferred if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time.  Periodic payments are reasonable if annual installments, beginning with 30 days after the date the put option is exercised, are substantially equal.  The payment period may not end more than five (5) years after the date the put option is exercised.  An option described in this Section 9.4 may provide that the Plan may assume the rights and obligations of the Company at the time the option is exercised.  The option described in this Section 9.4 shall continue to exist regardless of whether the Plan remains an employee stock ownership plan within the meaning of section 4975 of the Code.  The provisions of this Section 9.4 shall be applied in a manner consistent with and subject to the requirements of Section 409(h) of the Code and the regulations thereunder, if any.

For purposes of this Section 9.4, in the case of a transaction between the Plan and a disqualified person (within the meaning of Section 4975(e)(2) of the Code), fair market value shall be determined as of the date of the transaction.  In all other cases fair market value shall be determined as of the most recent Valuation Date.

9.5.  Right of first refusal.  Stock distributed pursuant to the provisions of Section 9.1 shall be subject to the right of the Plan, and then of the Company, to purchase such Stock at fair market value prior to its sale to any other prospective purchaser, but only if the Stock is not publicly traded at the time such right may be exercised.  The right in the Plan, and then the Company, to purchase such Stock shall expire fourteen (14) days after the holder of such Stock gives written notice to the Plan, and then to the Company, that an offer by a third party to purchase the security has been received.

For purposes of this Section 9.5, in the case of a transaction between the Plan and a disqualified person (within the meaning of Section 4975(e)(2) of the Code), fair market value shall be determined as of the date of the transaction.  In all other cases fair market value shall be determined as of the most recent Valuation Date.

9.6.  Direct Rollovers.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 9.6, a distributee may elect, at the time and in the manner prescribed by the Retirement Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.  The Retirement Committee shall give a distributee notice of his or her right to elect a direct rollover and an explanation of the withholding consequences if not making the election.  Such notice shall be given no earlier than 90 days and no less than 30 days before the date of distribution.  The distributee, in his or her sole discretion, may waive, in writing, the right to 30 days’ notice.  For purposes of this Section, the following terms have the following meanings:

(a)  An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:  any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life expectancy of the distributee or the distributee and his or her designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and, except in the case of a distribution on or after January 1, 2002, the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b)  For distributions prior to January 1, 2002, the term “eligible retirement plan” means: (i) with respect to a distributee other than the Participant’s surviving spouse, an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, and (ii) with respect to a distributee who is a Participant’s surviving spouse, an individual retirement account or an individual retirement annuity.  For distributions on or after January 1, 2002, the term “eligible retirement plan” means (in the case of any distributee, including the Participant’s surviving spouse) any plan or arrangement described in clause (i) as well as an annuity contract described in Section 403(b) of the Code and an eligible deferred compensation plan described in Section 457(b) of the Code maintained by an eligible employer described in Section 457(e)(1)(A) of the Code which agrees to separately account for amounts transferred into such plan from this Plan.  For distributions on or after January 1, 2008, the term “eligible retirement plan” also means a Roth IRA described in Section 408A of the Code.

(c)  a “distributee” includes an employee or former employee, the surviving spouse of a deceased employee or former employee,  and the spouse or former spouse (who is an alternate payee under a QDRO) of an employee or former employee.  Effective July 1, 2010, a “distributee” also includes a deceased employee’s non-spouse beneficiary; provided, however, that a distribution to such distributee may only be rolled into an individual retirement account or annuity in accordance with Section 402(c)(11) of the Code.

(d)  a “direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee.

9.7.  Transfers to Retirement Plan.   Reference is made to the Retirement Plan, a defined benefit pension plan the benefits under which may be wholly or substantially offset by the actuarial equivalent of 90% of a Participant’s vested Share of the Trust Fund under this Plan.  Any Participant in the Plan who at the time of separation from service has a vested accrued benefit under the Retirement Plan may elect to have the 90% portion of his or her vested Share of the Trust Fund hereunder which is eligible to serve as an offset to the Retirement Plan benefit (the “offset portion”) transferred directly from the Trust to the trust maintained in connection with the Retirement Plan, in exchange for an actuarially equivalent increase in his or her benefit under the Retirement Plan (determined by applying the actuarial assumptions set forth in the Retirement Plan).  The Participant’s offset portion shall be determined by the Trustee by taking into account prior distributions, if any, made pursuant to Section 7.9, including any dividends which would have been attributable to such distributions had the distributions not been made.

Any Participant who elects a transfer as described in the preceding paragraph shall, with respect to the offset portion subject to such election, thereafter be subject to the provisions of Section 417 of the Code, which shall be satisfied under the provisions of the Retirement Plan.  The transfer provisions of this Section 9.7 shall apply only to the extent, if any, that the Retirement Plan by its terms will provide for an increased benefit under that plan to reflect such transfer and the trustee of the trust associated with the Retirement Plan will accept a transfer of shares of Stock, taking into account, inter alia, the limitations of Section 407 of ERISA and such trustee’s fiduciary obligations under ERISA.

The provisions of this Section shall also apply to any spouse beneficiary of a deceased Participant who is eligible for a pre-retirement survivor annuity under the Retirement Plan and is also eligible for a distribution hereunder upon the death of the Participant.  In the case of any Participant, or any surviving spouse described in the preceding paragraph, no transfer to the Retirement Plan shall be possible unless the benefit restored under the Retirement Plan has an actuarial value (determined using the applicable factors under the Retirement Plan) which is not less than the value of the transferred amount.

Article 10.            Concerning the Trust and the Trustee.

10.1.  Trust Fund.  The Trustee will accept and hold in the Trust Fund contributions made on behalf of Participants.  The Trust Fund will consist of all such contributions and the investments and reinvestments thereof without distinction between principal and income.

10.2.  Investment of Trust Fund.  In furtherance of the purposes of the Plan as described in Article 1, it is intended that the Trust assets be invested in Stock.  To the extent that Participating Employer contributions are made in Stock, the Trustee will be expected to retain such Stock.  To the extent Participating Employer contributions are made in cash, the Trustee will be expected to obtain Stock either from other shareholders or directly from the Company.  To the extent consistent with the foregoing, the Trust may hold temporary investments other than Stock and may hold such portion of the Trust Fund uninvested as it deems advisable for making distributions under Article 9.

10.3.  Voting of Stock.

(a)  The Trustee shall, in his or her discretion, vote the Stock in the suspense account.

(b)  The Trustee shall vote Stock credited to the individual accounts of the Participants (“allocated shares”) in accordance with the directions of the Participants to whose accounts such Stock has been credited.  The Trustee shall vote allocated shares for which no directions are timely received in proportion to how the Trustee votes those allocated shares for which timely directions are received.

10.4.  Powers of Trustee.  In addition to and not in limitation of such powers granted to him or her by law or under any other provisions of this Agreement, the Trustee will have the following powers:

(a)  to deal with all or any part of the Trust Fund;

(b)  to enforce by suit or otherwise, or to waive, his or her rights on behalf of the Trust Fund, and to defend claims asserted against him or her or the Trust Fund, provided that the Trustee is indemnified to his or her satisfaction against liability and expenses;

(c)  to compromise, adjust or settle any and all claims against or in favor of him or her or the Trust Fund;

(d)  to vote or give proxies to vote any securities held in the Trust Fund except to the extent described in Section 10.3;

(e)  to oppose or participate in and consent to the organization, merger, consolidation or readjustment of the finances of any enterprise, to pay assessments and expenses in connection therewith, and to deposit securities under any agreements;

(f)  to borrow or raise moneys for the purposes of the Trust Fund in such amounts and on such terms and conditions as the Trustee shall determine;

(g)  to open and make use of such bank accounts as he or she deems appropriate, which accounts, if bearing a reasonable rate of interest, may be with the Trustee (if the Trustee is a bank);

(h)  to employ such agents and counsel as may be reasonably necessary from time to time and to pay them reasonable expenses and compensation (and the Trustee will not be responsible for any loss occasioned by any such agent or counsel selected with reasonable care);

(i)  to hold securities unregistered, or to register them in his or her own name or in the name of nominees;

(j)  to make, execute, acknowledge and deliver any and all instruments which may

(k)  generally to exercise any of the powers of an owner with respect to all or any part of the Trust Fund; and

(l)  in accordance with Section 405(b)(1)(B) of ERISA, to allocate, by written instrument and with the consent of the Company, specific responsibilities, obligations and duties among themselves (if there is more than one Trustee).

10.5.  Reliance by Trustee on other persons.  To the extent permitted by law, the Trustee may rely upon and act upon any writing from any person signing on behalf of the Company or from any other person authorized by the Retirement Committee to give instructions concerning the Plan and may conclusively rely upon and be protected in acting upon any written order from the Retirement Committee or upon any other notice, request, consent, certificate or other instructions or paper reasonably believed by the Trustee to have been executed by a duly authorized person, so long as the Trustee acts in good faith in taking or omitting to take any such action.  The Trustee need not inquire as to the basis in fact of any statement in writing received from the Retirement Committee, except as may otherwise be required by law.

The Trustee will be entitled to rely on the latest certificate he or she has received from the Retirement Committee as to any person or persons authorized to act for the Retirement Committee hereunder and to sign on behalf of the Retirement Committee any directions or instructions, until he or she receives from the Retirement Committee written notice that such authority has been revoked.

Notwithstanding any provision contained herein, the Trustee will be under no duty to take any action with respect to any Participant’s account (other than as specified herein) unless and until the Retirement Committee furnishes the Trustee with written instructions on a form acceptable to the Trustee and the Trustee consents thereto in writing.  Except as may be required by law, the Trustee will not be liable for any action taken pursuant to the Retirement Committee’s written instructions (nor for the purpose or propriety of any distribution made thereunder) and may return any contribution transmitted to the Trustee under the Plan unless accompanied by full and complete instructions in writing as to the disposition of such contribution.

10.6.  Consultation by Trustee with counsel.  The Trustee may consult with legal counsel (who may be but need not be counsel for the Company or the Retirement Committee) concerning any question which may arise with respect to his or her rights and duties under the Plan, and the opinion of such counsel will, to the extent permitted by law, be full and complete protection in respect of any action taken or omitted by the Trustee hereunder in good faith and in accordance with the opinion of such counsel.

10.7.  Accounts.  The Trustee will keep full accounts of all receipts and disbursements and other transactions hereunder.  Within 90 days after the close of each Plan Year, upon termination of the Trust, and at such other times as may be appropriate, the Trustee will determine the then net worth of the Trust Fund and will render to the Company an account of his or her administration of the Trust during the period since the last such accounting, including all allocations made by him or her during such period.

10.8.  Approval of accounts.  To the extent permitted by law, the written approval of any account by the Company will be final and binding, as to all matters and transactions stated or shown therein, upon every Participating Employer, the Retirement Committee, the Participants and all persons who then are or thereafter become interested in the Trust.  The failure of the Company to notify the Trustee within 60 days after the receipt of any account of its objection to the account will be the equivalent of written approval.  If the Company files any objections within such 60-day period with respect to any matters or transactions stated or shown in the account, and the Company and the Trustee cannot amicably settle the question raised by such objections, the Trustee will have the right to have such questions settled by judicial proceedings.  Nothing herein contained will be construed so as to deprive the Trustee of the right to have a judicial settlement of his or her accounts.  In any proceeding for a judicial settlement of any account or for instructions, the only necessary parties will be the Trustee and the Company.

10.9.  Resignation of Trustee.  Any Trustee may resign at any time by filing with the Company his or her written resignation, which will be effective thirty days after receipt thereof by the Company, upon the prior appointment of a successor Trustee or upon such other date as may be mutually agreed upon.

10.10.  Removal of Trustee.  The Company may remove any Trustee at any time by notice in writing forwarded to such Trustee by registered mail or delivered to such Trustee.  Such removal will be effective at the expiration of thirty days from the date of mailing or the date of delivery, as the case may be, or upon such other date as may be mutually agreed upon.  In the case of any such removal, the Company will give notice thereof to the remaining Trustee or Trustees, if any.

10.11.  Appointment of successor or additional Trustee.  The Company may appoint a successor Trustee to replace any Trustee who has died, resigned or been removed, and may appoint an additional Trustee or additional Trustees at any time and from time to time.  Any such successor Trustee or additional Trustee will, upon written acceptance of his or her appointment, become vested with the estate, rights, powers, discretions, duties and obligations of a Trustee hereunder as if he or she had been originally named as Trustee in this Agreement.

10.12.  Compensation of Trustee and expenses of Trust.  The Trustee will serve without compensation except as may from time to time otherwise be agreed upon by the Company and the Trustee.  Unless paid by a Participating Employer or by a distributee in connection with a distribution from the Trust Fund, all expenses of the Trust, including without limitation reasonable legal fees, compensation of the Trustee, and all taxes of any nature whatsoever including interest and penalties, assessed against or imposed upon the Trustee or the Trust Fund or the income thereof, will constitute a charge upon the Trust Fund and will be paid out of the Trust Fund.  Any amount so paid out of the Trust Fund, unless allocable to the account of a particular distributee, will be apportioned among the individual accounts of Participants as the Retirement Committee may direct, or, in the absence of such direction, as the Trustee may determine.

10.13.  Disputes as to persons entitled to payment.  If any dispute arises as to the persons to whom payment or delivery of any funds or property is to be made by the Trustee, the Trustee may retain such payment and postpone such delivery until adjudication of such dispute has been made by a court of competent jurisdiction, or until the Trustee has been indemnified to his or her satisfaction against loss, or until such dispute has been settled by the persons concerned.

10.14.  Action by majority vote.  A majority of the Trustees at the time in office may do any act which this Agreement authorizes or requires the Trustee to do; and the action of such majority expressed from time to time by vote at a meeting or in writing without a meeting will constitute the action of the Trustee and will have the same effect for all purposes as if assented to by all of the Trustees at the time in office.  The Trustees may authorize any one or more of them to execute any document or documents on behalf of all of them, including without limitation checks drawn on any bank account or accounts maintained from time to time for the Trust.

10.15.  Indemnification of Trustee.  The Company agrees to indemnify and defend to the fullest extent of the law any Employee or former Employee who in good faith serves or has served in the capacity of Trustee against any liability, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by his or her having occupied a fiduciary position in connection with the Plan.

Article 11.            Top Heavy Provisions.

11.1.  Special contribution for top heavy Plan Years.  Notwithstanding anything in the Plan to the contrary, if for any top heavy Plan Year the value of the allocation under Section 7.5 to the account of any individual who is a Participant on the last day of such year and who is not a key employee for such year is less than three percent of such Participant’s total taxable compensation for such year, the Participant’s Participating Employer shall contribute to the Trust, for his or her benefit, an additional amount sufficient to cause the sum of all contributions made for the benefit of such Participant for such year to equal three percent of his or her total taxable ompensation.  Notwithstanding the foregoing, if for such top heavy Plan Year the allocation to the account of each key employee, expressed as a percentage of total taxable compensation, is less than three percent, the minimum contribution required under this Section 11.1 for the benefit of each Participant who is not a key employee will be limited to an amount which, when added to the allocation to the account of such Participant, constitutes a percentage of such Participant’s total taxable compensation not less than the highest percentage obtained by dividing, for each key employee, the allocation to the account of such key employee by his or her total taxable compensation.  In applying the preceding sentence, there shall be aggregated with allocations under the Plan all allocations (other than elective contributions made by non-key employees), if any, made on behalf of the Participant under all qualified defined contribution plans required to be aggregated with the Plan pursuant to Section 11.3(b)(iii)(1) or (2) of the Code, subject to the special rule of Section 416(c)(2)(B)(ii)(II) of the Code.

Any additional contribution made for the benefit of any Participant under this Section shall be credited to his or her account as soon as practicable after the close of the Plan Year for which the contribution is made.

Notwithstanding the foregoing provisions of this Section, no contribution hereunder shall be required for the benefit of any Participant to the extent such contribution would result in the duplication of minimum benefits or contributions, within the meaning of Section 416(f) of the Code and regulations prescribed thereunder, with respect to such Participant.  In the case of any Participant who is also a participant in the Retirement Plan and who, in respect of any top heavy plan year, accrues a benefit under the Retirement Plan at least as great as the minimum accrual required under Section 416(c)(1) of the Code, no additional contribution shall be made under this Section 11.1.

11.2.  Special top-heavy vesting.  Notwithstanding any other provision of the Plan, each individual who is a Participant at any time during a Plan Year that is a top heavy plan year will have a full vested and nonforfeitable interest in not less a percentage of his or her Share of the Trust Fund than as set forth in the following schedule, based on his or her completed whole years of Vesting Service:

Years of Vesting Service	Applicable Nonforfeitable Percentage

less than 2	0
2 but less than 3	20
3 but less than 4	40
4 but less than 5	60
5 but less than	80
6 or more	100

11.3.  Definitions.  For purposes of this Article the following definitions shall apply.

(a)  “Key employee” means any Employee or Beneficiary who is a “key employee” within the meaning of Section 416(i) of the Code and the regulations thereunder.  For purposes of determining whether an individual is a key employee, the compensation to be taken into account shall be his or her Compensation (within the meaning of Section 2.7).

(b)  “Top heavy plan year” means a Plan Year commencing on or after January 1, 1984 if the sum of the present value of the total accrued benefits of all key employees under each defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan and the sum of the account balances of all key employees under the Plan and under each other defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds sixty percent of the sum of such amounts for all Employees or former Employees (other than former key employees but including beneficiaries of deceased former Employees) under such plans.

The following rules shall apply for purposes of the foregoing determination.

(i)  All determinations hereunder will be computed in accordance with Section 416 of the Code and the regulations thereunder, which are specifically incorporated herein by reference.

(ii)  The term “determination date” means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan.  The term “applicable determination date” means, with respect to the Plan, the determination date for the Plan Year of reference and, with respect to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan.

(iii)  There will be aggregated with this Plan

(1)  any other plan of an Employer under which at least one key employee participates and which is able to satisfy the requirements of Sections 401(a)(4) and 410 of the Code by reason, at least in part, of the existence of this Plan, or

(2)  if at least one key employee is a Participant hereunder, any other plan of an Employer in which a key employee participates or which enables a plan maintained by an Employer in which a key employee participates (including, but not limited to, the Plan) to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

Any plan of an Employer not required to be aggregated with the Plan under the preceding sentence may nevertheless, at the discretion of the Retirement Committee, be aggregated with the Plan if the benefits and coverage of all aggregated plans would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(c)  “Total taxable compensation” includes the compensation taken into account for purposes of Section 7.6, subject to the limitations of Sections 401(a)(17) of the Code.

Article 12.            Amendment and Termination.

12.1.  Amendment.  The Company reserves the power at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by delivery to the Trustee of a written instrument executed by the Company providing for such amendment.  Upon the delivery of such instrument to the Trustee, such instrument will become effective in accordance with its terms as to all Participants and all persons having or claiming any interest hereunder; provided, however, that the Company will not have the power:

(a)  to amend the Plan or Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiaries, unless such amendment is required or permitted by law, governmental regulation or ruling;

(b)  to amend the Plan or Trust retroactively in such a manner as would deprive any Participant of any benefit to which he or she was entitled under the Plan by reason of contributions made by a Participating Employer prior to the amendment, unless such amendment is permitted by, or necessary to conform the Trust or Plan to, any law, governmental regulation or ruling, or to permit the Trust and the Plan to meet the requirements of Sections 401(a) and 501(a) of the Code; or

(c)  to amend the Plan or Trust in such manner as would increase the duties or liabilities of the Trustee or affect his or her fee for services, unless the Trustee consents thereto in writing.

12.2.  Termination.  The Company has established, and each Participating Employer has adopted, the Plan and the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Company and each Participating Employer will have no obligation or liability whatsoever to maintain or continue participation in the Plan for any given length of time and may discontinue contributions under the Plan or, in the case of the Company, terminate the Plan at any time by written notice delivered to the Trustee without any liability whatsoever for any such discontinuance or termination.

12.3.  Distributions upon termination of the Plan.  Upon termination or partial termination of the Plan for any reason or complete discontinuance of contributions thereunder, each affected Participant (including a terminated Participant in respect of amounts not previously forfeited by him or her) will have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  In the event of the termination of the Plan, the Trustee will make distributions to the Participants or other persons entitled to distributions pursuant to Article 9, in accordance with the instructions of the Retirement Committee or, in the absence of such instructions, as the Trustee in his or her discretion deems advisable.  For the avoidance of doubt, the Retirement Committee or the Trustee, as the case may be, may continue to maintain the Trust following an event described in this Section and make distributions in the ordinary course in accordance with the provisions of Articles 8 and 9 or, to the extent consistent with applicable law, may provide for immediate distributions.  Upon the completion of such distribution, the Trust will terminate, the Trustee will be relieved from all liability under the Trust, and no Participant or other person will have any claims thereunder, except as required by applicable law.

12.4.  Merger or consolidation of Plan; transfer of Plan assets.  In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

Article 13.            Miscellaneous.

13.1.  Limitation of rights.  Neither the establishment of the Plan and the Trust nor any amendment thereof nor the creation of any fund or account nor the payment of any benefits will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer, the Retirement Committee or any Trustee, except as provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby.  It is a condition of the Plan, and each Participant expressly agrees by his or her participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he or she is entitled under the Plan.

13.2.  Nonalienability of benefits.  The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized except to such extent as may be required by law.

The provisions of the preceding paragraph shall apply in general to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order.  Notwithstanding the foregoing, if such order is a Qualified Domestic Relations Order, the provisions of the preceding paragraph shall not apply.

13.3.  Payment under Qualified Domestic Relations Orders.  Notwithstanding any provisions of the Plan to the contrary, if there is entered any Qualified Domestic Relations Order that affects the payment of benefits hereunder, such benefits shall be paid in accordance with the applicable requirements of such Order.  The Retirement Committee shall establish reasonable procedures to determine whether an order is a Qualified Domestic Relations Order, and to administer distributions under such Orders.  An order shall not be treated as failing to qualify as a Qualified Domestic Relations Order merely because it provides for payment to one or more alternate payees prior to the Participant’s “earliest retirement age” (as that term is defined in Section 414(p)(4)(B) of the Code), unless the procedures established by the Retirement Committee under this Section otherwise specify.

13.4.  Certain Distribution Requirements.  Notwithstanding any provision of the Plan to the contrary, the provisions of this Section 13.4 shall apply with respect to any distribution (other than an elective transfer to the Retirement Plan under Section 9.7) of the offset portion (as that term is defined in Section 9.7) of the Participant’s vested Share of the Trust Fund.  At least thirty days and not more than ninety days before the Participant’s annuity starting date, as defined in Section 417(f)(2) of the Code, the Retirement Committee shall provide the Participant with information concerning the effect under the Retirement Plan of any offset with respect to accumulations under this Plan, the possibilities for obtaining annuitization of the offset amount hereunder and the rights of the Participant’s spouse (if any) with respect to the distribution of the offset amount; provided, that the Retirement Committee may cause such information to be furnished after the 30th day preceding the annuity starting date so long as the actual commencement of benefit payments occurs more than seven (7) days after the information is provided.  Within the ninety-day period preceding the annuity starting date (or, if the information described in the preceding sentence is provided after the 30th day preceding the annuity starting date, within the thirty (30) days following the furnishing of such information), the Participant may elect either to (i) transfer the offset portion to the Retirement Plan pursuant to and subject to the limitations of Section 9.7, (ii) obtain a lump-sum distribution of the offset portion (together with any remaining portion of his or her Share of the Trust Fund not previously distributed) pursuant to Section 9.1; or (iii) elect to have the Retirement Committee apply the value of his or her offset portion to the purchase of a commercial annuity satisfying the requirements of Section 417 of the Code.  Any election under (ii) above shall require the written consent of the Participant’s spouse (if the Participant is married) under rules analogous to those described in Section 8.8.  In the absence of spousal consent where required, the Participant’s offset portion shall be applied as described in (iii) above unless it is transferred to the Retirement Plan as described in (i) above.

In the case of a married Participant who dies prior to his or her annuity starting date, any part of the Participant’s offset portion that is payable to the Participant’s surviving spouse shall be applied toward the purchase of a commercial annuity (including, if applicable, a transfer to the Retirement Plan) or distributed in a single payment of shares (plus cash in lieu of any fractional share) pursuant to Article 9, as the surviving spouse elects.  With respect to the disposition of any part of the Participant’s offset portion:  (i) the Retirement Committee shall provide to each affected Participant, during the periods specified in Section 417(a)(3)(B)(ii) of the Code and the regulations thereunder, information concerning the benefit alternatives and spousal rights described in this paragraph; and (ii) no designation of another beneficiary in accordance with Section 8.8, or consent thereto by the Participant’s spouse, shall be effective unless the designation is made on or after the first day of the Plan Year in which the Participant attains age 35, or in the case of a Participant who earlier separates from service on or after the date of such separation; provided, that a Participant who has not yet reached the Plan Year in which he or she will attain age 35 may designate an alternative beneficiary pursuant to Section 8.8 subject to the condition that such designation will become null and void as of the first day of the Plan Year in which the Participant attains age 35, unless renewed in accordance with Section 8.8 and the provisions of this Section.

13.5.  Information between Retirement Committee and Trustee.  The Retirement Committee will furnish to the Trustee, and the Trustee will furnish to the Retirement Committee, such information relating to the Plan and Trust as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder or under the provisions of ERISA and any regulations issued or forms adopted by the Labor Department thereunder.

13.6.  Military Service.  Effective December 12, 1994, notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.  Without limiting the generality of the foregoing, to the extent required under Section 401(a)(37) of the Code, in the case of a Participant who dies on or after January 1, 2007 while performing qualified military service, (i) the Participant's survivors are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed employment with the Employer in accordance with his or her reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 and then terminated employment on account of death and (ii)  the deceased Participant shall be credited with service for vesting purposes for his or her period of qualified military service.

13.7.  Governing law.  The Plan and Trust will be construed, administered and enforced according to the provisions of ERISA and, to the extent not preempted thereby, the laws of Massachusetts.

Article 14.            Minimum Required Distributions.

14.1.  General Rules Regarding Minimum Required Distributions.

(a)  Effective Date.  The provisions of this Article 14 will apply for purposes of determining minimum required distributions for years beginning or after July 1, 2003.

(b)  Precedence.  The requirements of this Article 14 will take precedence over any inconsistent provisions of the Plan.

(c)  Requirements of Treasury Regulations Incorporated.  All distributions required under Sections 14.1 and 14.2 will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(d)  TEFRA Section 242(b)(2) Elections.  Notwithstanding the other provisions of this Article 14, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

14.2.  Time and Manner of Minimum Required Distribution.

(a)  Required Beginning Date.  The Participant’s entire interest, if distributed to the Participant and unless transferred to The L.S. Starrett Company Retirement Plan pursuant to Section 9.7 (in which case the Participant’s benefit will be distributed pursuant to the terms of the Retirement Plan) or applied to the purchase of an annuity pursuant to Section 13.4 (in which case benefits will be paid under the annuity in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations thereunder), will be distributed in a single payment pursuant to the otherwise applicable provisions of the Plan but no later than the Participant’s Required Beginning Date.

(b)  Death of Participant Before Distributions Begin.  If the Participant dies before distribution is made (and before the Required Beginning Date), the Participant’s entire interest will be distributed pursuant to the otherwise applicable provisions of the Plan but no later than as follows:

(i)  If the Participant’s surviving spouse is a designated Beneficiary, the portion of the Participant’s interest in the Plan that is distributable to such surviving spouse shall be distributed, unless transferred to The L.S. Starrett Company Retirement Plan pursuant to Section 9.7 (in which case the benefit will be distributed pursuant to the terms of the Retirement Plan) or applied to the purchase of an annuity pursuant to Section 13.4 (in which case benefits will be paid under the annuity in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations thereunder), in a single payment not later than the later of (A) December 31 of the calendar year containing the fifth anniversary of the Participant’s death or (B) December 31 of the calendar year in which the Participant would have attained age 70½.

(ii)  Any portion of the Participant’s interest in the Plan that is not distributable to a designated beneficiary who is the Participant’s surviving spouse shall be distributed in a single payment to the beneficiary entitled thereto not later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)  If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distribution to the surviving spouse has been made or required to have been made, this Section 14.2(b), other than Section 14.2(b)(i), shall apply as if the surviving spouse were the Participant.

14.3.  Definitions.  For purposes of this Article, the following definitions shall apply:

(a)  “designated Beneficiary” means the individual who is designated as the Beneficiary under Section 8.8 of the Plan and is the designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4 of the Treasury regulations.

(b)  “Required Beginning Date” means, with respect to a Participant who is not a “five percent owner” of the Employer (as defined at Section 416 of the Code), April 1 of the calendar year following the later of:  (i) the calendar year in which the Participant attains age 70½, or (ii) the calendar year in which the Participant retires; and, with respect to a “five percent owner,” April 1 of the calendar year following the calendar year in which the Participant attains age 70½.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

THE L. S. STARRETT COMPANY

By:	/s/ D.A. Starrett

TRUSTEES

/s/ Harold J. Bacon

/s/ D.A. Starrett

/s/ Francis J. O’Brien

THE L.S. STARRETT COMPANY
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST AGREEMENT
(2010 Restatement)
First Amendment

Pursuant to Section 12.1 of The L.S. Starrett Company Employee Stock Ownership Plan and Trust Agreement as amended and restated effective July 1, 2010 (the “Plan”), The L.S. Starrett Company hereby amends Article 14 of the Plan, effective January 1, 2009 by adding the following new Section 14.4 to the end thereof:

“14.4
2009 Required Minimum Distributions.  Notwithstanding any other provision of this Article 14, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code section 401(a)(9)(H) (“2009 Required Minimum Distributions”) and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 Required Minimum Distributions or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 Required Minimum Distributions) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years, will not receive those distributions for 2009.”

IN WITNESS WHEREOF, The L.S. Starrett Company has caused this instrument of amendment to be executed by its duly authorized officer this 7th day of December, 2011.

THE L.S. STARRETT COMPANY

By:	/s/D.A. Starrett

Its:	President and CEO